EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC.
REPORTS FOURTH QUARTER NET INCOME OF $52.4 MILLION,
OR $1.20 PER DILUTED SHARE ON SALES OF $1.30 BILLION
GLENVIEW, IL, January 30, 2007 — Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter and year ended December 29, 2006.
Fourth Quarter Highlights
•	Sales of $1.30 billion, including $23.5 million from the acquisitions of IMS, Inc. (“IMS”) in May 2006 and MFU Holdings S.p.A. (“MFU”) in October 2006, rose 27 percent compared to sales of $1.03 billion in the year ago quarter.

•	Quarterly operating income of $90.4 million reflected a 65 percent increase from the $54.7 million reported in the fourth quarter of 2005.

•	Net income in the quarter increased 160 percent to $52.4 million, or $1.20 per diluted share, from $20.1 million, or 49 cents per share, in last year’s fourth quarter. In the current quarter, the company recorded net income of $4.2 million, or 10 cents per diluted share, primarily related to tax benefits associated with its foreign operations. During last year’s fourth quarter, the Company recorded an incremental tax provision of $7.7 million or 19 cents per diluted share related to the repatriation of accumulated foreign earnings under the American Jobs Creation Act.
Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Dec. 29,	Dec. 30,	Percent	Dec. 29,	Dec. 30,	Percent
	2006	2005	Change	2006	2005	Change
Net Sales	$1,297.8	$1,025.6	27%	$4,938.6	$3,847.4	28%
Operating Income	$90.4	$54.7	65%	$337.1	$189.4	78%
Net Income	$52.4	$20.1	160%	$209.3	$90.0	133%
Diluted Earnings Per Share	$1.20	$0.49	145%	$4.86	$2.22	119%
Diluted Weighted Shares	43.7	41.4	6%	43.1	40.8	5%

Robert Grubbs, President and CEO, said, “Strong fourth quarter results completed a series of record-setting quarters leading to a record year in terms of sales and earnings. While solid underlying conditions in all of the markets we serve enhanced this performance, it was our consistent execution of our strategy to expand our product and service offerings that drove the all-time results. In 2007, we will continue to focus on improving our operating performance by consistently providing customers with the products and services they value in each of the end markets we serve.”

Fourth Quarter Results
For the three-month period ended December 29, 2006, sales of $1.30 billion produced net income of $52.4 million, or $1.20 per diluted share. Included in the current year’s fourth quarter results were sales of $23.5 million from the acquisitions of IMS and MFU in May and October 2006, respectively. The current quarter includes net income of $4.2 million or 10 cents per diluted share primarily related to tax benefits associated with its foreign operations. Included in the net income associated with these tax benefits is $0.8 million of interest expense that is reflected as a part of the other, net line in the accompanying income statement.
In the prior year period, sales of $1.03 billion generated net income of $20.1 million, or 49 cents per diluted share. The year ago quarter included an incremental tax provision of $7.7 million or 19 cents per diluted share, related to the repatriation of accumulated foreign earnings under the American Jobs Creation Act.
Operating income in the fourth quarter increased 65 percent to $90.4 million as compared to $54.7 million in the year ago quarter. For the latest quarter, operating margins were 7.0 percent as compared to 5.3 percent in the fourth quarter of 2005.
Twelve Month Results
For the twelve-month period ended December 29, 2006, sales of $4.94 billion produced net income of $209.3 million, or $4.86 per diluted share. When compared to the twelve months of the prior year, 2006 sales were favorably affected by $191.2 million related to the acquisitions of Infast in July 2005, IMS in May 2006 and MFU in October 2006.
In addition to the previously discussed tax benefits recorded in this year’s fourth quarter associated with the company’s foreign operations, the twelve-month results include $22.8 million, or 53 cents per diluted share, of income primarily associated with a refund from the U. S. Internal Revenue Service (“IRS”). This refund was the result of the final settlement of income taxes covering the period of 1996 through 1998. The interest income portion of this settlement of $7.7 million (after-tax impact of $4.7 million) is reflected on the income statement in the other, net line. The remaining portion of the settlement is recorded as an $18.1 million reduction to the tax provision.
In the prior year period, sales of $3.85 billion produced net income of $90.0 million, or $2.22 per diluted share. The results in 2005 were negatively affected by the incremental tax provision related to the repatriation of foreign earnings, as described above.
Operating income for the twelve months of fiscal 2006 increased 78 percent to $337.1 million as compared to $189.4 million in the year ago period. Operating margins in the twelve months of 2006 were 6.8 percent as compared to 4.9 percent in the prior year period.
Fourth Quarter Sales Trends
Commenting on fourth quarter sales trends, Grubbs said, “Sales in the fourth quarter grew at a year-over-year organic rate of 22 percent after adjusting for the IMS and MFU acquisitions and the favorable foreign exchange impact of $25.3 million. This growth rate clearly exceeded our target of 8 to 12 percent, as we again saw very strong customer demand across a broad mix of our business.”

Grubbs continued, “The factors driving our organic growth were consistent with those we have seen the past few quarters. In the most recent quarter, we again saw very strong larger project business, particularly as it relates to data center builds in the enterprise cabling market and energy and natural resources customers within the electrical wire & cable market. At the same time, we have continued to experience strong growth in the security and OEM markets. Lastly, copper prices continued to contribute to our organic growth in the most recent quarter. During the quarter, market-based copper prices averaged approximately $3.20 per pound, compared to $2.03 per pound in the year ago fourth quarter and $3.54 per pound in the third quarter of 2006. We estimate that the higher copper prices accounted for $58.4 million of our year-on-year quarterly increase in sales within the electrical wire & cable market. After taking out the estimated impact of copper prices, the IMS and MFU acquisitions and foreign exchange, however, we were still able to grow sales by 16 percent over the prior year fourth quarter.”
“Specifically, in North America we saw year-over-year sales grow by 23 percent to $918.5 million in the most recent quarter. In addition to strong end-market demand, North American sales were up $4.8 million due to the stronger Canadian dollar, $12.5 million from the acquisition of IMS, and higher copper prices added $53.6 million,” commented Grubbs. “In Europe, we saw sales climb by 38 percent compared to the year ago quarter. Driving this sales growth were positive exchange rate differences of $19.9 million, the October 2006 acquisition of MFU that added $10.9 million, and higher copper prices that added $4.8 million to the electrical wire & cable business sales. Without exchange rate differences, acquisitions, and copper price benefits, sales in Europe still grew organically by 20 percent compared to the year ago quarter.”
“In the emerging markets of Latin America and Asia Pacific, we saw a 33 percent increase in year-on-year sales, with a negligible impact from currency exchange rate. Growth was particularly strong in Asia Pacific, which rose over 50 percent year-on-year,” continued Grubbs.
Fourth Quarter Operating Results
“As a result of very strong sales growth, fourth quarter operating margins were 7.0 percent compared to 5.3 percent in the year ago period,” said Grubbs. “In North America, the 23 percent sales growth drove better operating leverage, which generated operating margins of 8.2 percent compared to 6.5 percent in the prior year fourth quarter. While strong market conditions and market gains were the primary drivers of the sales growth and improved profitability, copper prices again played a meaningful part in the strong fourth quarter operating results. As noted, copper prices added an estimated $53.6 million to North American electrical wire & cable sales, which added an estimated $9.2 million to fourth quarter operating income as compared to the year ago quarter.”
Grubbs added, “In Europe, operating margins in the most recent quarter were 2.6 percent as compared to 1.2 percent in the year ago quarter. This significant improvement in operating margins reflects the cost leverage we derived from strong organic sales growth. Operating results in the quarter did benefit marginally from higher copper prices, which added an estimated $0.4 million to operating income and 10 basis points to operating margins. At the same time, operating expenses in the current quarter included $1.3 million for the relocation and consolidation of several facilities and a restructuring of certain pension plans. We anticipate that additional expenses for relocation and consolidation of facilities will be incurred in coming quarters as we rationalize the infrastructure associated with companies we have acquired in the past few years. We are encouraged by our results, but as we noted in the third quarter, maintaining consistent organic sales growth will remain a challenge.”
“Fourth quarter operating margins in the Emerging Markets were 7.2 percent as compared to 4.5 percent in the year ago quarter. Continued sales growth throughout these markets once again allowed us to leverage costs and improve operating margins,” added Grubbs.

Cash Flow and Leverage
“In the fourth quarter we generated cash from operations of $17 million,” said Dennis Letham, Senior Vice President-Finance. “Despite this positive cash flow from operations our borrowings in the fourth quarter increased as a result of the October acquisition of MFU. Importantly, during 2006 we were able to fund our increased working capital needs, complete three acquisitions for total consideration of $90.5 million all while improving our debt leverage ratio. At the end of the fourth quarter debt-to-total capital was 45.7 percent down from 47.0 percent at the end of last year.”
“For the fourth quarter our weighted average cost of borrowed capital was 5.4 percent compared to 5.0 percent in the year ago quarter. At the end of the fourth quarter, 56 percent of our total borrowings of $809.3 million were assigned fixed interest rates, either by the terms of the borrowing agreements or through hedging arrangements. We also had $140.5 million of available, unused credit facilities at December 29, 2006. This provides the resources and flexibility to support continued strong organic growth and to pursue other strategic alternatives, such as acquisitions, in the coming quarters.”
Business Outlook
Grubbs concluded, “2006 was a record-setting period of revenue growth and operating profitability for Anixter. This record performance was the result of strong underlying market fundamentals, solid progress on our strategic initiatives to build our security and OEM business, additions to our supply chain service offering, and an expanded product offering and favorable copper prices. As we enter 2007, our ability to continue executing on our strategic initiatives, together with further progress on the integration of recent acquisitions, will be the keys to our success.”
“The market fundamentals that underlie the positive trends of the past few quarters appear to remain firmly in place. The one exception to this view is with respect to copper prices. While we anticipate copper prices will remain above long-term price trends, we expect that with the exception of the first quarter, quarterly average prices in 2007 will be below the levels experienced in 2006. Despite this copper price expectation, we believe the market fundamentals and our growth strategies will once again combine to generate full-year organic sales growth within our target of 8 to 12 percent.”
Fourth Quarter Earnings Report
Anixter will report results for the 2006 fourth quarter on Tuesday, January 30, 2007, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter
Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 350,000 products and over $900 million in inventory, 3) 212 warehouses with more than 5.5 million square feet of space, and 4) locations in 239 cities in 46 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended		52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
(In millions, except per share amounts)	2006	2005	2006	2005

Net sales	$1,297.8	$1,025.6	$4,938.6	$3,847.4
Cost of goods sold	983.3	775.0	3,739.3	2,922.3

Gross profit	314.5	250.6	1,199.3	925.1
Operating expenses	222.6	195.0	857.5	732.5
Amortization of intangibles	1.5	0.9	4.7	3.2

Operating income	90.4	54.7	337.1	189.4
Interest expense	(11.3)	(8.3)	(38.8)	(27.2)
Extinguishment of debt	—	—	—	(1.2)
Other, net	(1.9)	(1.3)	4.7	(3.6)

Income before income taxes	77.2	45.1	303.0	157.4
Income tax expense	24.8	25.0	93.7	67.4

Net income	$52.4	$20.1	$209.3	$90.0

Net income per share:
Basic	$1.33	$0.53	$5.36	$2.37
Diluted	$1.20	$0.49	$4.86	$2.22

Average shares outstanding:
Basic	39.4	38.3	39.1	38.0
Diluted	43.7	41.4	43.1	40.8

Geographic Segments

Net sales:
North America	$918.5	$748.6	$3,611.7	$2,850.8
Europe	275.8	199.3	980.4	726.1
Asia Pacific and Latin America	103.5	77.7	346.5	270.5

	$1,297.8	$1,025.6	$4,938.6	$3,847.4

Operating income:
North America	$75.7	$48.8	$276.5	$161.3
Europe	7.2	2.4	37.1	17.9
Asia Pacific and Latin America	7.5	3.5	23.5	10.2

	$90.4	$54.7	$337.1	$189.4

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	December 29,	December 30,
(In millions)	2006	2005

Assets

Cash and cash equivalents	$50.9	$21.8
Accounts receivable, net	1,016.1	772.3
Inventories	904.9	711.5
Deferred income taxes	32.0	16.5
Other current assets	16.4	14.6

Total current assets	2,020.3	1,536.7

Property and equipment, net	62.0	53.1
Goodwill	364.8	320.2
Other assets	119.1	102.1

	$2,566.2	$2,012.1

Liabilities and Stockholders’ Equity

Accounts payable	$506.8	$436.0
Short-term debt	212.3	1.0
Accrued expenses	203.4	167.1

Total current liabilities	922.5	604.1

Revolving lines of credit	237.4	139.3
5.95% Senior notes	200.0	200.0
Borrowings under securitization facility	—	130.0
3.25% zero coupon convertible notes	158.8	155.8
Other liabilities	85.5	76.5

Total liabilities	1,604.2	1,305.7

Stockholders’ equity	962.0	706.4

	$2,566.2	$2,012.1

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations — Reconciliation Table

	13 Weeks Ended
	December 29, 2006				December 30, 2005
	As Reported				As Reported
(In millions, except per share amounts)	Under GAAP	Unusual Items		As Adjusted	Under GAAP	Unusual Items		As Adjusted

Net sales	$1,297.8	$—		$1,297.8	$1,025.6	$—		$1,025.6
Cost of goods sold	983.3	—		983.3	775.0	—		775.0

Gross profit	314.5	—		314.5	250.6	—		250.6
Operating expenses	222.6	—		222.6	195.0	—		195.0
Amortization of intangibles	1.5	—		1.5	0.9	—		0.9

Operating income	90.4	—		90.4	54.7	—		54.7
Operating margins	7.0%	—		7.0%	5.3%	—		5.3%
Interest expense	(11.3)	—		(11.3)	(8.3)	—		(8.3)
Other, net	(1.9)	0.8	a	(1.1)	(1.3)	—		(1.3)

Income before income taxes	77.2	0.8		78.0	45.1	—		45.1
Income tax expense	24.8	5.0	b	29.8	25.0	(7.7	)c	17.3

Net income	$52.4	$(4.2)		$48.2	$20.1	$7.7		$27.8

Basic income per share	$1.33	$(0.11)		$1.22	$0.53	$0.20		$0.73
Diluted income per share	$1.20	$(0.10)		$1.10	$0.49	$0.19		$0.67

Average shares outstanding:
Basic	39.4	—		39.4	38.3	—		38.3
Diluted	43.7	—		43.7	41.4	—		41.4

a)	Interest expense associated with a tax settlement.

b)	Primarily, the initial establishment of deferred tax assets associated with its foreign operations and the tax effect associated with the item noted in a) above.

c)	Tax expense of $7.7 million related to the repatriation of accumulated foreign earnings.

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations — Reconciliation Table

	52 Weeks Ended
	December 29, 2006				December 30, 2005
	As Reported				As Reported
(In millions, except per share amounts)	Under GAAP	Unusual Items		As Adjusted	Under GAAP	Unusual Items		As Adjusted

Net sales	$4,938.6	$—		$4,938.6	$3,847.4	$—		$3,847.4
Cost of goods sold	3,739.3	—		3,739.3	2,922.3	—		2,922.3

Gross profit	1,199.3	—		1,199.3	925.1	—		925.1
Operating expenses	857.5	—		857.5	732.5	—		732.5
Amortization of intangibles	4.7	—		4.7	3.2	—		3.2

Operating income	337.1	—		337.1	189.4	—		189.4
Operating margins	6.8%	—		6.8%	4.9%	—		4.9%
Interest expense	(38.8)	—		(38.8)	(27.2)	—		(27.2)
Extinguishment of debt	—	—		—	(1.2)	1.2	c	—
Other, net	4.7	(6.9	)a	(2.2)	(3.6)	—		(3.6)

Income before income taxes	303.0	(6.9)		296.1	157.4	1.2		158.6
Income tax expense	93.7	20.1	b	113.8	67.4	(5.8	)d	61.6

Net income	$209.3	$(27.0)		$182.3	$90.0	$7.0		$97.0

Basic income per share	$5.36	$(0.69)		$4.67	$2.37	$0.19		$2.56
Diluted income per share	$4.86	$(0.63)		$4.23	$2.22	$0.17		$2.39

Average shares outstanding:
Basic	39.1	—		39.1	38.0	—		38.0
Diluted	43.1	—		43.1	40.8	—		40.8

a)	Interest income associated with tax settlements in the U.S. and Canada.

b)	Tax settlements in the U.S. and Canada and primarily the initial establishment of deferred tax assets associated with its foreign operations, partially offset by the tax effect associated with the item noted in a) above.

c)	Write-off of deferred financing costs associated with the early extinguishment of debt.

d)	Tax related to the repatriation of accumulated foreign earnings, a tax credit in Europe and the tax effect associated with the item noted in c) above.